EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS ANNOUNCES COMPLETION OF REPAYMENT OF
5 ½% CONVERTIBLE SUBORDINATED NOTES DUE 2008

Lexington, MA,  June 28, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced that the company has repaid the outstanding principle and interest on its 5 ½ % Convertible Subordinated Notes due 2008 (the “Notes”) in accordance with the terms of the indenture governing the Notes. The $165.0 million principal amount outstanding was redeemed at $1,032.28 per $1,000 principal amount of Notes. The total payment was approximately $170.3 million, which includes principal, accrued interest and a prepayment penalty.

This repayment was funded by a portion of the proceeds from the company’s offering of $350 million in aggregate principal amount of 2.25% Convertible Subordinated Notes due 2013, which the company completed earlier this month. Net proceeds of the offering, after debt issuance costs and the repayment announced today, are $168.7 million.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides. The Cubist product pipeline includes our lipopeptide program, the product candidate HepeX-B™ and our natural products screening program. Cubist is headquartered in Lexington, MA. Additional information can be found at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist. These factors include, but are not limited to: (i) whether we will receive, and the potential timing and scope of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently-planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings; (ii) the level of acceptance of CUBICIN by physicians, patients, and the medical community and the availability of reimbursement from third-party payors, including governments, private insurance plans and managed care providers; (iii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iv)  competition, particularly with respect to CUBICIN; (v) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner; (vi) our ability to conduct successful clinical trials in a timely manner; (vii) the ability of our third party manufacturers, including our single source provider of bulk drug substance, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and at an acceptable cost; (viii) our dependence upon pharmaceutical and biotechnology collaborations; (ix)  our ability to finance our operations; (x) the effectiveness of our expanded sales force; (xi) potential costs resulting from product liability or other third party claims; (xii) our ability to protect our proprietary technologies; (xiii) our ability to discover, in-license, or acquire drug candidates and develop and achieve commercial success for drug candidates; (xiv) our ability to integrate successfully the operations of any business we may acquire and the potential impact of any future acquisition on our financial results; and (xv) a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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